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                                                                       Exhibit D

                              ASSIGNMENT AGREEMENT

         This Assignment Agreement (this "Agreement") is made as of September 7, 1999 by and among:

         (i)     Veridian Corporation, a Delaware corporation (the "Company");

         (i) each of Monitor Clipper Equity Partners, L.P. a Delaware limited partnership ("MCEP"), and Monitor Clipper Equity Partners (Foreign), L.P., a Delaware limited partnership ("MCEP(F)" and collectively with MCEP, the "Investors"); and

         (iii) each of Monitor Company, Inc., a Delaware corporation ("TMC"), and Monitor Consulting, L.P., a Delaware limited partnership ("MCLP", and collectively with TMC, the "Consultants").

                                    Recitals

1. Pursuant to a Stock Purchase Agreement dated as of September 7, 1999, as from time to time in effect (the "Stock Purchase Agreement"), the Investors and certain other parties to the Stock Purchase Agreement have agreed to purchase an aggregate of up to 5,500,000 shares of the Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), of Veridian Corporation, a Delaware corporation (the "Company").

2. Pursuant to a Shareholders Agreement dated as of September 7, 1999, as from time to time in effect (the "Shareholders Agreement"), among the Company, the Investors, the Consultants and the other parties thereto, such parties have set forth their agreement on certain matters they believe to be in the best interest of the Company and the Shareholders (as defined therein).

3. Pursuant to a Stock Subscription Agreement dated as of September 7, 1999 among the Company and TMC, the Company has agreed to issue 2,500 shares of Class A Common Stock to TMC.

4. To induce MCEP to enter into the Stock Purchase Agreement and the Shareholders Agreement, MCEP(F) and the Consultants hereby agree to assign certain of their rights under the Shareholders Agreement.

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                                    Agreement

Therefore, the parties hereto hereby agree as follows:

1.       Assignment/Grant of Proxy

         1.1. MCEP(F) hereby irrevocably assigns to MCEP all rights to take, or to refrain from taking, actions under the Shareholders Agreement or otherwise in any way relating to the Shareholders Agreement, the Company, any of the Company's subsidiaries or any of the Shareholders which MCEP(F) would have in the absence of this Agreement, and MCEP(F) hereby ratifies and confirms all actions taken by MCEP in accordance with the assignment contained in this Agreement.

         1.2. Each Consultant hereby irrevocably assigns to MCEP all rights to take, or to refrain from taking, actions under the Shareholders Agreement or otherwise in any way relating to the Shareholders Agreement, the Company, any of the Company's subsidiaries or any of the Shareholders which such Consultant would have in the absence of this Agreement, and each Consultant hereby ratifies and confirms all actions taken by MCEP in accordance with the assignment contained in this Agreement.

         1.3. Each of MCEP(F) and each Consultant hereby grants MCEP an irrevocable proxy to vote such holder's Shares (as such term is defined in the Shareholders Agreement) in accordance with this Agreement, such proxy to remain in full force and effect for so long as this Agreement shall remain in effect, and hereby ratifies and confirms all actions taken by MCEP in accordance with this Agreement. Each of MCEP(F) and each Consultant represents, warrants, acknowledges and agrees that the proxy granted hereby is coupled with an interest sufficient in law to support an irrevocable power.

         1.4. The Company agrees not to give effect to any action by MCEP(F), either Consultant or any other Person (as such term is defined in the Shareholders Agreement) which is in contravention of this Agreement.

2. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

3. Amendments. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by all the parties hereto.

4. Survival. The provisions of this Agreement shall expire on the last date permitted by law; provided, however, that shares of Class A Common Stock transferred in a Public Offering (as such term is defined in the Shareholders Agreement) or to the public under Rule 144 (as such

                                      -2-

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term is defined in the Shareholders Agreement) shall be conclusively deemed thereafter not to be subject to any of the provisions hereof.

5. Integration. This Agreement represents the entire understanding among the Company, the Investors and the Consultants with respect to the subject described, and supersedes all previous representations, understandings or agreements, oral or written, among the Company, the Investors and the Consultants with respect to the subject matter.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

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         IN WITNESS WHEREOF, each of the undersigned has duly executed this
Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

                              Veridian Corporation

                              By: /s/ Katherine A. Snavely
                                  ------------------------------------
                                      Authorized Signatory


                              Monitor Clipper Equity Partners, L.P.
                              By      Monitor Clipper Partners, L.P.,
                                      its general partner
                                      By    MCP GP, Inc.,
                                            its general partner


                                            By: /s/ Kevin Macdonald
                                                ----------------------
                                                    Authorized Signatory


                              Monitor Clipper Equity Partners (Foreign), L.P.
                              By      Monitor Clipper Partners, L.P.,
                                      its general partner
                                      By    MCP GP, Inc.,
                                            its general partner

                                            By: /s/ Kevin Macdonald
                                                ----------------------
                                                    Authorized Signatory


                            Monitor Consulting, L.P.

                            By        Monitor G.P., Inc.,
                                      its general partner

                                      By: /s/ Mark Thomas
                                          ----------------------------
                                          Authorized Signatory


                              Monitor Company, Inc.

                               By: /s/ Mark Thomas
                                   -----------------------------------
                                   Authorized Signatory